EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Blue Ridge Real Estate Company/Big Boulder Corporation

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 (Nos. 333-118845) of Blue Ridge Real Estate Company (“Blue Ridge”) and Big Boulder Corporation (“Big Boulder”), of our report, dated January 22, 2007, with respect to the combined financial statements of Blue Ridge and Big Boulder and the related financial statement schedule, which reports appear in the October 31, 2006 annual report on Form 10-K of Blue Ridge and Big Boulder.

Parente Randolph, LLC

Wilkes-Barre, Pennsylvania

April 3, 2007